                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                 Amendment No. 2

                                     KeyCorp
                                (Name of Issuer)

                               Common Stock (New)
                         (Title of Class of Securities)

                                   493267-108
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-(c)

[ ]  Rule 13d-1(d)

CUSIP No. 493267-108

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust Corporation 51-0328154
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    7,846
   NUMBER      -----------------------------------------------------------------
     OF        6.   SHARED VOTING POWER
   SHARES
BENEFICIALLY        24,454,780
    OWNED      -----------------------------------------------------------------
     BY        7.   SOLE DISPOSITIVE POWER
    EACH
  REPORTING         4,784
   PERSON      -----------------------------------------------------------------
    WITH:      8.   SHARED DISPOSITIVE POWER

                    3,821
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     24,464,533
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

     N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     HC
--------------------------------------------------------------------------------

CUSIP No. 493267-108

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust Company, in various fiduciary capacities 51-0055023
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware banking corporation

--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    2,640
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          24,454,780
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH:           1,126
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    3,421
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     24,459,327
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

     N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     BK
--------------------------------------------------------------------------------

CUSIP No. 493267-108

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust FSB, in various fiduciary capacities 52-1877389
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Federal Savings Bank
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    1,148
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH:           0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,148
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

     N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     BK
--------------------------------------------------------------------------------

CUSIP No. 493267-108

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Wilmington Trust of Pennsylvania, in various fiduciary capacities
     23-2413335
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) [X]
     (b) [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania banking corporation
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    4,058
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          0
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH:           3,658
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    400
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,058
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     [ ]

     N/A
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     BK
--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

     KeyCorp

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     127 Public Square
     Cleveland, Ohio 44114

ITEM 2(A). NAME OF PERSON FILING:

     Wilmington Trust Corporation, Wilmington Trust Company,
     Wilmington Trust FSB and Wilmington Trust of Pennsylvania

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

     1100 North Market Street
     Wilmington, DE 19890

ITEM 2(C). CITIZENSHIP:

     Wilmington Trust Corporation is a Delaware corporation;
     Wilmington Trust Company is a Delaware banking corporation.
     Wilmington Trust FSB is a Federal Savings Bank; and
     Wilmington Trust of Pennsylvania is a Pennsylvania banking corporation.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(E). CUSIP NUMBER:

     493267-108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [X]  Bank as defined in Section 3(a)(6) of the Exchange Act.

               Wilmington Trust Company, Wilmington Trust FSB and Wilmington Trust of Pennsylvania are each Banks and are each direct, wholly-owned subsidiaries of Wilmington Trust Corporation.

     (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               Wilmington Trust Corporation is a Parent Holding Company.

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [X]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust FSB and Wilmington Trust of Pennsylvania are a Group.

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Wilmington Trust Corporation:       24,464,533 shares
          Wilmington Trust Company:           24,459,327 shares
          Wilmington Trust FSB:                    1,148 shares
          Wilmington Trust of Pennsylvania:        4,058 shares

     (b)  Percent of class:

          Wilmington Trust Corporation:       6.1%
          Wilmington Trust Company:           6.1%
          Wilmington Trust FSB:               0.0%
          Wilmington Trust of Pennsylvania:   0.0%

     (c) Number of shares as to which Wilmington Trust Corporation, Wilmington Trust Company, Wilmington Trust FSB and Wilmington Trust of Pennsylvania have:

          (i)  Sole power to vote or to direct the vote 7,846 shares

          (ii) Shared power to vote or to direct the vote 24,454,780 shares

          (iii) Sole power to dispose or to direct the disposition of 4,784 shares

          (iv) Shared power to dispose or to direct the disposition of 3,821shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Wilmington Trust Company:           BK
     Wilmington Trust FSB:               BK
     Wilmington Trust of Pennsylvania:   BK

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Wilmington Trust Corporation:       HC
     Wilmington Trust Company:           BK
     Wilmington Trust FSB:               BK
     Wilmington Trust of Pennsylvania:   BK

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2007                       Wilmington Trust Corporation
                                        Wilmington Trust Company
                                        Wilmington Trust FSB
                                        Wilmington Trust of Pennsylvania


                                        By: /s/ Michael A. DiGregorio
                                            ------------------------------------
                                            Michael A. DiGregorio
                                            Senior Vice President